Citizens Financial Services, Inc. S-4

Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Citizens Financial Services, Inc.

Mansfield, Pennsylvania

We hereby consent to the use in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 of Citizens Financial Services, Inc. of our report dated February 12, 2015, relating to our audit of the financial statements of The First National Bank of Fredericksburg as of December 31, 2014 and 2013 and for the years then ended, which is contained in the Joint Proxy Statement/Prospectus.

We also consent to the reference to our firm under the heading “Experts” in the registration statement.

Reading, Pennsylvania

September 8, 2015